Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Anixa Biosciences, Inc. (the “Company”) of our report dated January 12, 2026, relating to our audits of the Company’s consolidated financial statements as of October 31, 2025 and 2024, and for each of the years in the two year period ended October 31, 2025, included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

January 12, 2026